Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Second Quarter 2015 Operating Results

NEW YORK, NY, August 5, 2015 - Urban Edge Properties (NYSE:UE) announced today its financial results for the three and six months ended June 30, 2015.

Second Quarter 2015 Highlights:

•	Generated Recurring Funds from Operations of $0.30 per diluted share for the quarter, and $0.60 per diluted share for the six months ended June 30, 2015

•
Generated Funds from Operations ("FFO") of $0.30 per diluted share for the quarter and $0.31 per diluted share for the six months ended June 30, 2015. FFO for the six months ended June 30, 2015 includes $0.28 per diluted share in transaction costs and one-time equity awards associated with our spin-off from Vornado Realty Trust and $0.01 per diluted share from other items

•
Increased same-property Net Operating Income (“NOI”),excluding properties in redevelopment, by 4.2% as compared to the second quarter of 2014, and by 3.4% for the six months ended June 30, 2015 as compared to the same period in 2014

•
Increased same-property NOI, including properties in redevelopment, by 4.8% as compared to the second quarter of 2014, and by 3.8% for the six months ended June 30, 2015 as compared to the same period in 2014

•	Increased same-property retail portfolio occupancy 130 basis points to 96.6% as compared to June 30, 2014 and by 10 basis points compared to March 31, 2015

•	Consolidated retail portfolio occupancy increased 110 basis points to 96.0% as compared to June 30, 2014 and by 20 basis points compared to March 31, 2015

•	Executed 25 new leases, renewals, and options during the quarter totaling 157,800 square feet at an average rent spread of 12.0% on a same-space basis

•	Ended the quarter with $193.4 million cash and cash equivalents and no amounts drawn on the $500.0 million revolving credit facility

Financial Highlights:
Recurring FFO was $31.7 million, or $0.30 per diluted share, for the second quarter of 2015. Recurring FFO was $63.4 million, or $0.60 per diluted share, for the six months ended June 30, 2015.

FFO was $31.3 million, or $0.30 per diluted share, for the second quarter of 2015 which includes $0.4 million of nonrecurring transaction costs. FFO was $32.8 million, or $0.31 per diluted share, for the six months ended June 30, 2015. FFO for the six months ended June 30, 2015 includes $29.4 million of non-recurring transaction costs and one-time equity awards primarily associated with our spin-off from Vornado Realty Trust, which was completed on January 15, 2015, $1.4 million of environmental remediation costs, and $1.0 million of debt restructuring costs, partially offset by $1.3 million of tenant settlement income.

Net income attributable to common shareholders was $16.2 million, or $0.16 per diluted share, for the quarter ended June 30, 2015, and $4.7 million, or $0.05 per diluted share, for the six months ended June 30, 2015. A reconciliation of net income attributable to common shareholders to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

Operating Highlights:
Same-property NOI increased 4.2% for the second quarter of 2015 as compared to the second quarter of 2014 due to higher occupancy, new rent commencements, contractual rent increases, higher recoveries and lower bad debt. Same-property NOI increased 3.4% for the six months ended June 30, 2015 as compared to the same period of 2014. Same-property NOI including properties under redevelopment increased 4.8% for the second quarter of 2015 as compared to the second quarter in 2014. Same-property NOI including properties under redevelopment increased 3.8% for the six months ended June 30, 2015 as compared to the same period of 2014. A reconciliation of income before income taxes to same-property NOI is provided in the tables accompanying this press release.

As of June 30, 2015, occupancy for the company’s consolidated retail portfolio was 96.0%, up 110 basis points compared to June 30, 2014, and up 20 basis points compared to March 31, 2015. On a same-property basis, retail portfolio occupancy was 96.6%, up 130 basis points compared to June 30, 2014, and up 10 basis points compared to March 31, 2015.

During the second quarter of 2015, the company executed 25 new leases, renewals, and options totaling 157,800 square feet. On a same-space basis, rents for new leases increased by 14.9% and rents for renewals and options increased by 6.0%, resulting in a weighted average total increase of 12.0% from prior cash rents, comprising 146,000 square feet at an average rental rate of $31.49 per square foot.

Development and Redevelopment Activities:
The company had approximately $79.5 million of active development and redevelopment projects underway of which $57.3 million remain to be funded as of June 30, 2015. Estimated unleveraged returns on these projects remain in the range of 8% to 10%.

The renovation of warehouses at East Hanover is substantially complete as of June 30, 2015. The conversion of Montehiedra Town Center, a 542,000 square-foot mall in Puerto Rico, into an outlet-focused retail mall is on schedule for completion in late 2016. During the quarter, the redevelopment plans for Bruckner Boulevard were expanded to include renovation work on two existing buildings totaling 52,000 square feet.

The company continues to focus on its redevelopment pipeline, which includes approximately $200.0 million of planned expansions and renovations that the company expects to complete over the next several years.

Acquisition Activity:
During the quarter ended June 30, 2015 the company acquired two properties, a 0.8 acre outparcel adjacent to Bergen Town Center with 7,700 square-feet of retail space for $2.8 million on April 29, 2015 and a 0.4 acre outparcel adjacent to the existing Lawnside shopping center with 2,000 square-feet of retail space for $0.4 million on June 29, 2015.

Balance Sheet Highlights:
At June 30, 2015, the company’s total market capitalization (including debt and equity) was $3.4 billion comprised of 105.4 million shares of common shares outstanding (on a fully diluted basis) valued at approximately $2.2 billion and approximately $1.2 billion of debt (excluding any debt premium/discount). The company's ratio of net debt (net of cash) to total market capitalization was 30.7%. The company's net debt to annualized Adjusted EBITDA was 5.8x as of June 30, 2015. At June 30, 2015, the company had approximately $193.4 million of cash and cash equivalents on hand and nothing drawn on its revolving credit facility.

Non-GAAP Financial Measures
The company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. The National Association of Real Estate Investment Trusts ("NAREIT") stated in its April 2002 White Paper on FFO, "Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." The company also believes that Recurring FFO is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO, as defined by NAREIT and the company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The company makes certain adjustments to FFO, which it refers to as Recurring FFO, to account for items it does not believe are representative of ongoing operating results, including transaction costs associated with acquisition and disposition activity and non-recurring revenue and expenses. The company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO and Recurring FFO measures. The company's method of calculating FFO and Recurring FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The company uses NOI, which is a non-GAAP financial measure, internally as a performance measure and believes NOI provides useful information to investors regarding the company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from our operating income or net income. In this release, the company has provided NOI on a same-property basis. Information provided on a same-property basis includes the results of properties that were owned and operated for the entirety of the reporting periods being compared and excludes properties that were under development/redevelopment and properties acquired, sold, or in the foreclosure process during the periods being compared. The company has also provided NOI on a same-property basis adjusted to include redevelopment properties.

Earnings before interest, tax, depreciation and amortization ("EBITDA") and Adjusted EBITDA are supplemental, non-GAAP measures utilized in various financial ratios. EBITDA and Adjusted EBITDA are presented to assist investors in the evaluation of REITs and as a measure of the company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance. Accordingly, the company's use of EBITDA and Adjusted EBITDA in various ratios provides a meaningful performance measure as it relates to our ability to meet various coverage tests for the stated period.

FFO, Recurring FFO, NOI, same-property NOI, EBITDA and Adjusted EBITDA are presented to assist investors in analyzing the company’s operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company’s operating performance. The company believes net income attributable to common shareholders is the most directly comparable GAAP financial measure to FFO and Recurring FFO while income before income taxes is the most directly comparable GAAP financial measure to NOI and same-property NOI and net income (loss) is the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables accompanying this press release.

ADDITIONAL INFORMATION
For a copy of the company’s second quarter supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a real estate investment trust that owns, operates and develops retail properties in high barrier-to-entry markets. The company comprises 79 shopping centers, 3 malls and a warehouse park adjacent to one of the centers, and aggregates 14,827,000 square feet. The consolidated retail portfolio occupancy was 96.0% at June 30, 2015.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2014, as amended.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED AND COMBINED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2015	2014
ASSETS	(Unaudited)
Real estate, at cost:
Land	$374,543	$378,096
Buildings and improvements	1,612,112	1,632,228
Construction in progress	49,349	8,545
Furniture, fixtures and equipment	3,930	3,935
Total	2,039,934	2,022,804
Accumulated depreciation and amortization	(489,256)	(467,503)
Real estate, net	1,550,678	1,555,301
Cash and cash equivalents	193,355	2,600
Cash held in escrow and restricted cash	10,792	9,967
Tenant and other receivables, net of allowance for doubtful accounts of $2,197 and $2,432, respectively	15,201	11,424
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $121 and $0, respectively	88,966	89,199
Identified intangible assets, net of accumulated amortization of $21,775 and $20,672, respectively	33,416	34,775
Deferred leasing costs, net of accumulated amortization of $12,632 and $12,121, respectively	17,205	17,653
Deferred financing costs, net of accumulated amortization of $6,812 and $6,813, respectively	12,284	10,353
Prepaid expenses and other assets	7,525	10,257
Total assets	$1,929,422	$1,741,529

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$1,250,031	$1,288,535
Identified intangible liabilities, net of accumulated amortization of $66,168 and $62,395, respectively	156,536	160,667
Accounts payable and accrued expenses	31,968	26,924
Other liabilities	11,889	6,540
Total liabilities	1,450,424	1,482,666
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 99,285,160 shares issued and outstanding	993	—
Additional paid-in capital	477,596	—
Accumulated earnings (deficit)	(32,897)	—
Noncontrolling interests:
Redeemable noncontrolling interests	32,954	—
Noncontrolling interest in consolidated subsidiaries	352	341
Vornado equity	—	258,522
Total equity	478,998	258,863
Total liabilities and equity	$1,929,422	$1,741,529

URBAN EDGE PROPERTIES
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUE
Property rentals	$57,380	$57,626	$114,966	$115,050
Tenant expense reimbursements	20,451	18,902	44,754	43,699
Management and development fees	693	134	1,228	265
Other income	191	158	1,550	438
Total revenue	78,715	76,820	162,498	159,452
EXPENSES
Depreciation and amortization	14,233	13,698	27,965	27,296
Real estate taxes	12,517	12,744	25,341	25,410
Property operating	10,985	11,333	27,508	27,899
General and administrative	6,792	4,560	19,118	9,669
Ground rent	2,565	2,654	5,079	5,210
Transaction costs	427	—	22,286	—
Provision for doubtful accounts	389	358	712	727
Total expenses	47,908	45,347	128,009	96,211
Operating income	30,807	31,473	34,489	63,241
Interest income	51	8	62	17
Interest and debt expense	(13,241)	(13,138)	(28,410)	(26,268)
Income before income taxes	17,617	18,343	6,141	36,990
Income tax expense	(464)	(319)	(1,005)	(1,050)
Net income	17,153	18,024	5,136	35,940
Less net (income) attributable to noncontrolling interests in:
Operating partnership	(986)	—	(426)	—
Consolidated subsidiaries	(5)	(6)	(11)	(11)
Net income attributable to common shareholders	$16,162	$18,018	$4,699	$35,929

Earnings per common share - Basic:	$0.16	$0.18	$0.05	$0.36
Earnings per common share - Diluted:	$0.16	$0.18	$0.05	$0.36
Weighted average shares outstanding - Basic	99,250	99,248	99,249	99,248
Weighted average shares outstanding - Diluted	99,274	99,248	99,265	99,248

Reconciliation of Net Income Attributable to Common Shareholders to FFO and Recurring FFO

The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to common shareholders, the most directly comparable GAAP measure, for the three and six months ended June 30, 2015.

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
	(in thousands)	(in thousands)
Net income attributable to common shareholders	$16,162	$4,699
Adjustments:
Rental property depreciation and amortization	14,112	27,650
Limited partnership interests in operating partnership	986	426
Funds From Operations	31,260	32,775
Funds From Operations per diluted share(1)	0.30	0.31

Transaction costs	427	22,286
One-time equity awards related to the spin-off	—	7,143
Environmental remediation costs	—	1,379
Tenant settlement income	—	(1,260)
Debt restructuring expenses	—	1,034
Recurring Funds From Operations	$31,687	$63,357
Recurring Funds From Operations per diluted share(1)	$0.30	$0.60

Weighted average diluted shares(1)	105,416	105,304

(1) Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share for all periods presented is higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 6.0 million OP and LTIP units which are redeemable into our common shares. These redeemable units are not included in the diluted weighted average share count for the periods presented for GAAP purposes because their inclusion is anti-dilutive.

FFO and Recurring FFO are non-GAAP financial measures. The company believes that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. We believe that Recurring FFO provides additional comparability between historical financial periods.

Reconciliation of Income before Income Taxes to NOI and Same-Property NOI

The following table reflects the reconciliation of NOI, same-property NOI (with and without redevelopment) to income before income taxes, the most directly comparable GAAP measure, for the three and six months ended June 30, 2015 and 2014.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2015	2014	2015	2014
Income before income taxes	$17,617	$18,343	$6,141	$36,990
Interest income	(51)	(8)	(62)	(17)
Interest and debt expense	13,241	13,138	28,410	26,268
Operating income	30,807	31,473	34,489	63,241
Depreciation and amortization	14,233	13,698	27,965	27,296
General and administrative expense	6,792	4,560	19,118	9,669
Transaction costs	427	—	22,286	—
Subtotal	52,259	49,731	103,858	100,206
Less: non-cash rental income	(1,749)	(2,397)	(3,798)	(4,682)
Add: non-cash ground rent expense	348	368	697	734
NOI	50,858	47,702	100,757	96,258
Adjustments:
NOI related to properties being redeveloped	(4,431)	(3,951)	(8,205)	(7,603)
Tenant settlement and lease termination income	—	—	(1,260)	(216)
Environmental remediation costs	—	—	1,379	—
Management and development fee income from non-owned properties	(693)	(134)	(1,228)	(265)
Other	(263)	34	(423)	(161)
Subtotal adjustments	(5,387)	(4,051)	(9,737)	(8,245)
Same-property NOI	$45,471	$43,651	$91,020	$88,013
Adjustments:
NOI related to properties being redeveloped	4,431	3,951	8,205	7,603
Same-property NOI including properties in redevelopment	$49,902	$47,602	$99,225	$95,616

NOI and same-property NOI are non-GAAP financial measures. The company believes that same-property NOI is a widely used and appropriate supplemental measure of operating performance for comparison among REITs. Refer to “Non-GAAP Financial Measures” above.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and six months ended June 30, 2015 and 2014.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2015	2014	2015	2014
Net income	$17,153	$18,024	$5,136	$35,940
Depreciation and amortization	14,233	13,698	27,965	27,296
Interest and debt expense	13,241	13,138	28,410	26,268
Income tax expense	464	319	1,005	1,050
EBITDA	45,091	45,179	62,516	90,554
Adjustments for Adjusted EBITDA:
Transaction costs	427	—	22,286	—
One-time equity awards related to the spin-off	—	—	7,143	—
Environmental remediation costs	—	—	1,379	—
Tenant settlement income	—	—	(1,260)	—
Adjusted EBITDA	$45,518	$45,179	$92,064	$90,554